CARE ENTERPRISES, INC.
                   8.10% Senior Secured Note
                     Due December 15, 2000

                       PPN:  14165# AA 6


No. 5
                                             December 30, 1993

$7,000,000.00


      Care Enterprises, Inc., a Delaware corporation (the
"Company"), for value received, hereby promises to pay to


           JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                      or registered assigns
             on the fifteenth day of December, 2000
                     the principal amount of


      SEVEN MILLION AND 00/100 DOLLARS ($7,000,000.00)

and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 8.10% per annum from the date hereof until maturity, payable semiannually on the fifteenth day of each January and July in each year (commencing January 15, 1994) and at maturity. The Company agrees to pay interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the rate of 10.10% per annum after the due date, whether by acceleration or otherwise, until paid.

      Payments of principal, premium, if any, and interest shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. Such principal, premium, if any, and interest shall be payable upon presentation of this Note at the principal corporate trust office of State Street Bank and Trust Company of Connecticut, National Association, (the "Indenture Trustee"), located at 750 Main Street, Hartford, Connecticut 06103, the Indenture Trustee under the Indenture of Trust dated as of December 15, 1993 (herein together with any supplements and amendments thereto called the "Indenture") between the Company and the Indenture Trustee.

      This Note is one of the 8.10% Senior Secured Notes due December 15, 2000 (the "Notes") of the Company in the aggregate principal amount of $30,000,000 issued or to be issued under and equally and ratably secured by the Indenture and the Mortgages referred to therein and is entitled to the benefits of the Guaranty Agreement dated as of December 15, 1993 from certain subsidiaries of the Company named therein. Reference is hereby made to the Indenture and said Mortgages for a description of the property subject thereto, the nature and extent of the security for the Notes, the rights of the holders of the Notes, the Indenture Trustee and the Company in respect thereof, and the terms upon which the Notes are to be authenticated and delivered.

      This Note and the other Notes outstanding under the Indenture may be declared due prior to their expressed maturity dates and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Indenture.

      The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in the Indenture.

      On and subject to the conditions contained in the Indenture, this Note is transferable by the registered holder hereof in person or by its duly authorized attorney on the Register (as defined in the Indenture) to be kept for the purpose at said principal office of the Indenture Trustee. On and subject to the conditions contained in the Indenture, this Note is exchangeable for Notes of other denominations. The Company and the Indenture Trustee shall deem and treat the person in whose name a Note is registered on said Register as the absolute owner and holder hereof (whether or not this Note shall be overdue) for the purpose of receiving payment and for all other purposes, and neither the Company nor the Indenture Trustee shall be affected by any notice to the contrary.

      This Note shall not be valid until the certificate of authentication hereon shall have been signed by the Indenture
Trustee.

      This Note and the Indenture are governed by the laws of the State of New York.

      This Note shall not be valid or become obligatory for any purpose unless and until the Certificate of Authentication hereon shall have been executed by the Indenture Trustee.

                          CARE ENTERPRISES, INC.


                          By /S/ GARY L. MASSIMINO
                          --------------------------
                          Its Executive Vice President/
                          Chief Financial Officer





               CERTIFICATE OF AUTHENTICATION


      This Note is one of the Notes described in the within-mentioned Indenture.


                                State Street Bank and Trust
                                  Company of Connecticut,
                                  National Association,
                                  as Indenture Trustee



                                By /S/ VICKIE LAMO
                                --------------------------
                                Authorized Officer